Exhibit 3.1

CERTIFICATE OF INCORPORATION
OF
CROSSFIRE CAPITAL CORPORATION

PURSUANT TO SECTIONS 241 AND 245 OF THE
DELAWARE GENERAL CORPORATION LAW

FIRST: The name of the Corporation is Crossfire Capital Corporation (the "Corporation").
SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.
THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "GCL").
FOURTH: The total number of shares of all classes of capital stock which the Corporation shall have authority to issue is 101,000,000, consisting of (i) 100,000,000 shares of common stock, par value $.0001 per share (the "Common Stock"), and (ii) 1,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock").
(a) The Board of Directors is hereby expressly authorized to provide for the issuance of all or any shares of the Preferred Stock in one or more classes or series, and to fix for each such class or series such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such class or series, including, without limitation, the authority to provide that any such class or series may be (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or non-cumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; or (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of stock, of the Corporation at such price or prices or at such rates of exchange and with such adjustments; all as may be stated in such resolution or resolutions (a "Preferred Stock Designation"). The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class, without a separate vote of the holders of the Preferred Stock, or any series thereof, unless a vote of any such holders is required pursuant to any Preferred Stock Designation.

(b) Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation, the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote.
FIFTH: The following provisions (a) through (e) shall apply during the period commencing as of the date the registration statement for the initial public offering ("IPO") of the Corporation's equity securities is declared effective (the "Effective Date") by the U.S. Securities and Exchange Commission and terminating upon the consummation of a Business Combination (the "Restricted Period"), and shall not be amended during such Restricted Period. A "Business Combination" shall mean any contemporaneous acquisition by the Corporation of one or more companies (the "Target Business"), whether by merger, capital stock exchange, asset or stock acquisition or other similar type of transaction, or a combination of any of the foregoing, having collectively a Fair Market Value of at least eighty percent (80%) of the Corporation's net assets at the time of such acquisition. For the purposes of this Article FIFTH, Fair Market Value shall be determined by the Board of Directors of the Corporation based upon financial standards generally accepted by the financial community, such as actual and potential sales, earnings and potential sales, earnings, cash flow and book value. If the Board of Directors of the Corporation is not able to independently determine the Fair Market Value of the Target Business, the Corporation shall obtain an opinion with regard to such Fair Market Value from an unaffiliated, independent investment banking firm that is a member of the National Association of Securities Dealers, Inc. (an “Independent Financial Advisor”). The Corporation will not consummate a Business Combination with any entity that is affiliated with any of the Corporation’s stockholders immediately prior to the IPO unless the Corporation obtains an opinion from an Independent Financial Advisor that the Business Combination is fair to the Corporation’s stockholders from a financial perspective.
(a) The Corporation shall submit any Business Combination proposal to its stockholders for approval regardless of whether such Business Combination is of a type which normally would require such stockholder approval under the GCL. If the holders of a majority of the outstanding Voting Stock vote for the approval of the Business Combination, the Corporation shall be authorized to consummate the Business Combination; provided, however, that the Corporation shall not consummate any Business Combination if a Conversion Demand (as defined below) is made in respect of 20% or more of the issued and outstanding IPO Shares (as defined below) pursuant to paragraph (b) of this Article FIFTH.

(b) A stockholder holding shares of Common Stock issued in the Corporation’s initial public offering of securities ("IPO Shares") who votes against a proposed Business Combination may, contemporaneously with such vote, demand that the Corporation convert his shares of Common Stock into cash (a "Conversion Demand"). If a Business Combination is approved in accordance with paragraph (a) above, the Corporation shall, upon consummation of the approved Business Combination, convert those IPO Shares for which a Conversion Demand was made at a per share conversion price determined by dividing (i) the amount of funds in the trust fund into which some of the net proceeds of the Corporation's initial public offering of securities were deposited (the "Trust Fund"), including any interest thereon as of the record date for determination of stockholders entitled to vote on the Business Combination, by (ii) the total number of IPO Shares.
(c) If the Corporation does not consummate a Business Combination within a period (the "Business Combination Period") not exceeding (i) 18 months following an initial public offering of securities by the Corporation, or (ii) 24 months following an initial public offering of securities by the Corporation if a letter of intent, an agreement in principle or a definitive agreement to complete a Business Combination was executed but was not consummated within the 18 month period set forth in (i), above, the directors and officers of the Corporation shall take any and all necessary action to dissolve and liquidate the Corporation as soon as reasonably practicable. If the Corporation is so dissolved and liquidated, only the holders of IPO Shares shall be entitled to receive liquidating distributions, and no liquidating distributions shall be paid with respect to any other shares of capital stock of the Corporation.
(d) A holder of IPO Shares shall have no rights or interest of any kind in or to the Trust Fund, except that a holder of IPO Shares shall be entitled to receive a distribution from the Trust Fund if (i) he makes a Conversion Demand in accordance with paragraph (b) of this Article FIFTH, or (ii) the Corporation is liquidated in accordance with paragraph (c) of this Article FIFTH.
(e) Unless and until the Corporation has consummated a Business Combination as permitted under this Article Fifth, the Corporation may not consummate any other business combination, whether by merger, acquisition, asset purchase or otherwise.
SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:
(a) The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(b) The Board of Directors shall consist of not less than one or more than 9 members, the exact number of which shall be fixed from time to time by resolution adopted by the affirmative vote of a majority of the active Board of Directors.
(c) The directors shall be divided into three classes, designated Class I, Class II and Class III. Each class shall consist, as nearly as may be possible, of one-third of the total number of directors constituting the entire Board of Directors. The directors of the Corporation on the date hereof shall become the initial Class III directors and shall then elect the initial Class I, Class II, and, to the extent appropriate, additional initial Class III directors. The term of the initial Class I directors shall terminate on the first annual meeting of the stockholders; the term of the initial Class II directors shall terminate on the second annual meeting of the stockholders; and the term of the initial Class III directors shall terminate on the third annual meeting of the stockholders. Commencing at the first annual meeting of the stockholders, and at each annual meeting of the stockholders thereafter, directors elected to succeed those directors whose terms expire in connection with such annual meeting of stockholders shall be elected for a term of office to expire at the third succeeding annual meeting of the stockholders after their election. Except as the GCL may otherwise require, in the interim between annual meetings of the stockholders or special meetings of the stockholders called for the election of directors and/or the removal of one or more directors and the filling of any vacancy in connection therewith, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum (as defined in the Corporation’s Bylaws), or by the sole remaining director. All directors shall hold office until the expiration of their respective terms of office and until their successors shall have been elected and qualified.
(d) A director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, retirement, disqualification or removal from office.

(e) Subject to the terms of any one or more classes or series of Preferred Stock, any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director of any class elected to fill a vacancy resulting from an increase in the number of directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his predecessor. Subject to the rights, if any, of the holders of shares of Preferred Stock then outstanding, any or all of the directors of the Corporation may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least a majority of the Voting Stock. Notwithstanding the foregoing, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Certificate of Incorporation applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article SIXTH unless expressly provided by such terms.
(f) In addition to the powers and authority herein or expressly conferred upon them by statute, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any By-Laws adopted by the stockholders; provided, however, that no By-Laws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such By-Laws had not been adopted.
SEVENTH: No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the GCL as the same exists or may hereafter be amended. If the GCL is amended hereafter to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent authorized by the GCL, as so amended. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.
EIGHTH: The Corporation, to the full extent permitted by Section 145 of the GCL, as amended from time to time, shall indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative, or investigative action, suit or proceeding for which such officer or director may be entitled to indemnification hereunder shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized hereby.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article EIGHTH to directors and officers of the Corporation.
The rights to indemnification and to the advancement of expenses conferred in this Article EIGHTH shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the By-Laws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.
Any repeal or modification of this Article EIGHTH shall not adversely affect any rights to indemnification and to the advancement of expenses of a director or officer of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.
NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the By-Laws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.
TENTH: In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation's By-Laws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation's By-Laws. The Corporation's By-Laws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least a majority of the Voting Stock.
ELEVENTH: The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed in this Certificate of Incorporation, the Corporation's By-Laws or the GCL, and all rights herein conferred upon stockholders are granted subject to such reservation.
TWELFTH: The name and mailing address of the sole incorporator of the Corporation are as follows:

Name	Address
Martin Oliner	950 Third Avenue, Suite 2500
New York, NY 10022

CROSSFIRE CAPITAL CORPORATION

By:	/s/ Martin Oliner
Martin Oliner Sole Incorporator